Filed under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 211 — dated Monday, February 25, 2008 (To: Prospectus Dated October 29, 2004)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050XB28	[$]	100.000%	3.150%	[$]	FIXED	6.150%	MONTHLY	03/15/2038	04/15/2008	$6.66	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 03/15/2013 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 03/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC, WaMu Investments, Inc.

			Offering Dates: Monday, February 25, 2008 through Monday, March 03, 2008							Bank of America
			Trade Date: Monday, March 03, 2008 @ 12:00 PM ET							$6,000,000,000 Bank of America
			Settlement Date: Thursday, March 06, 2008							InterNotes
			Minimum Denomination/Increments: $1,000.00/$1,000.00							Prospectus dated 29-Oct-04
Bank of America	Moody’s Investor Services Rating: Subordinated: Aa2
S & P Ratings Services Rating: Subordinated: AA-
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.